===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 11, 2006


                           J. C. PENNEY COMPANY, INC.
                  (Exact name of registrant as specified in its
                                    charter)


    Delaware                        1-15274                       26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
    of incorporation )                                       Identification No.)


6501 Legacy Drive
Plano, Texas                                                       75024-3698
(Address of principal executive offices)                           (Zip code)


Registrant's telephone number, including area code:  (972) 431-1000

===============================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. ("JCPenney") issued an earnings press release on May 11, 2006, announcing its first quarter 2006 results of operations and financial condition. This information is attached as Exhibit 99.1.

     In addition to disclosing financial results presented in accordance with U.
S. generally accepted accounting principles (GAAP), JCPenney presents in the earnings press release referred to above and will present in the related webcast earnings conference call its results of operations in the manner that it believes is most meaningful to investors, including use of certain non-GAAP financial measures. These terms are identified and defined in Exhibit 99.2 attached hereto and incorporated by reference into this Item 2.02 as if fully set forth herein. The methods used by JCPenney to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by JCPenney may not be comparable to similar measures provided by other companies.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            J. C. PENNEY COMPANY, INC.



                                            By: /s/ Robert B. Cavanaugh
                                               ------------------------------
                                               Robert B. Cavanaugh
                                               Executive Vice President,
                                               Chief Financial Officer



Date:  May 11, 2006

                                  EXHIBIT INDEX

Exhibit Number          Description

99.1                    J. C. Penney Company, Inc.
                        News Release issued May 11, 2006

99.2                    Glossary of Certain Non-GAAP Financial Measures

                                                                    Exhibit 99.1




         JCPENNEY FIRST QUARTER EARNINGS PER SHARE INCREASED 45 PERCENT

          Operating Profit Increased 20 Percent to 8.7 Percent of Sales

                Progress on Long Range Plan for Growth Continues



First Quarter 2006 Highlights
-----------------------------

o Continued strengthening of operating performance - EPS from continuing operations increased 45 percent
o    Increased the quarterly dividend by 44 percent
o    Revealed an accelerated new store growth plan beginning in 2007
o    Announced an exciting new beauty initiative with Sephora



PLANO, Texas, May 11, 2006 -- J. C. Penney Company, Inc. (NYSE: JCP) first quarter 2006 earnings per share from continuing operations increased 45.2 percent to $0.90 per share from $0.62 per share in last year's period. Operating profit increased 19.8 percent to $369 million from $308 million last year. Operating profit increased 120 basis points in this year's first quarter to 8.7 percent of sales, and benefited from growth in sales, gross margin and leverage of selling, general and administrative expenses. On a per share basis, net income in the quarter, including the effects of discontinued operations, was $0.89 per share compared to $0.63 per share last year.

"We are pleased with the progress the Company continues to make in executing the long range plan, which is focused on building long term growth for our business. We have established strong momentum and are focused on accelerating growth and becoming a leader in the retail industry," said Myron E. (Mike) Ullman, III, chairman and chief executive officer. "In the first quarter we delivered a strong increase in earnings, achieving our twelfth consecutive quarter of comparable store sales gains and continued to improve both our gross margin and SG&A expense ratios."

Ullman added, "While economic indicators are generally positive, we know that our customers - the moderate consumer - are faced with high energy prices and increasing interest rates. This makes it even more important that we deliver the style, quality, and shopping experience they want."

The Company believes it is well positioned to benefit from the changes occurring across the retail landscape. To capitalize on the opportunity for JCPenney in this new environment, the Company is focused on executing the long range plan to drive continued improvement in its existing business and to deliver growth.

Commenting on its growth strategies, Ullman added, "We have recently announced a number of exciting new programs to help achieve our goals, including a joint initiative with Sephora that will make beauty available to the JCPenney customer in our stores and through jcp.com; the acceleration of new store growth that will add approximately 175 new stores over the next four years; a cycle time reduction program that will increase the speed of new product introductions; and further improvement in our multi-channel initiative with jcp.com access at all our stores. To demonstrate the confidence we have in our prospects, we have increased our EPS growth target to 16 percent per year over the next four years."


Operating Results
-----------------

First quarter total department store sales increased 2.2 percent and comparable department store sales increased 1.3 percent, in line with the Company's expectations. Sales were strongest in fine jewelry, family footwear, children's, and men's with the best regional performance in the southeastern and western regions of the country. During the quarter, Direct sales increased 3.9 percent, primarily as a result of continued strength from jcp.com, which increased approximately 22 percent on top of a 35 percent increase last year.


Gross margin increased 80 basis points to 41.9 percent of sales and benefited from better performance from private brands as well as continued improvement in seasonal transition and merchandise flow. SG&A expenses were well managed during the quarter, and improved by 40 basis points, to 33.2 percent of sales. SG&A expenses reflect leverage of salary costs and efficiencies in the Direct business, which were partially offset by higher marketing costs, including the launch of the Company's new branding campaign in March.

First quarter operating profit was $369 million, a 19.8 percent increase from last year's $308 million. As a percent of sales, operating profit increased 120 basis points to 8.7 percent of sales from 7.5 percent of sales last year.

Other Charges and Credits
-------------------------

Net interest expense was $34 million in the quarter and continued to benefit from rising short-term interest rates on the Company's cash investments. In addition, the Company recognized $13 million of income from real estate and other, principally related to ongoing real estate operations and gains on the sale of properties. In last year's first quarter, real estate and other provided income of $22 million.

Income from continuing operations increased 24.6 percent to $213 million, and earnings per share from continuing operations increased 45.2 percent to $0.90 per share. Net income, which includes discontinued operations, was $210 million, or $0.89 per share.

Discontinued Operations
------------------------

During the quarter a net after-tax charge of $3 million, or about $0.01 per share, was recorded related to ongoing adjustments to Eckerd reserves.

Financial Condition
-------------------

The Company's financial condition remains strong. As of April 29, 2006, the Company had cash and short-term investments of $2.8 billion and long-term debt, including current maturities, of $3.5 billion. Merchandise inventories were $3.4 billion, which was in line with expectations, and reflect increases associated with new stores. Free cash flow for the quarter was negative $269 million, which was in line with expectations.

Common Stock Repurchase Program and Dividends
---------------------------------------------

As previously announced, the Company's Board of Directors authorized a new $750 million common stock repurchase program in February. Due to the planned announcements of important strategic initiatives near the end of the quarter, primarily accelerated store growth and the Sephora initiative, no stock was repurchased in the first quarter. The Company continues to expect that the current repurchase program will be completed in 2006 and that share repurchases will essentially offset the exercise of employee stock options for weighted average share calculation purposes. In addition, as previously announced, the Board of Directors approved a plan to increase the dividend by 44 percent, to $0.72 per share on an annualized basis.


Second Quarter 2006 Guidance
-----------------------------

The  following   second  quarter   guidance   reflects  the  Company's   current
expectations:

o    Comparable store sales: low single digit increase
o    Direct sales: low single digit increase
o Operating profit rate: modest improvement year over year, primarily as a result of SG&A expense leverage
o    Interest expense: about $40 million
o Income tax rate: lower effective tax rate than first quarter, trending to approximately 37 percent for the year
o    Earnings per share: in the area of $0.60 per share
o Average diluted shares: approximately 238 million average diluted shares of common stock in the second quarter (including about 3 million common stock equivalents)

Reflecting improved performance in the first quarter, the Company now expects full year earnings from continuing operations to be in the range of $4.24 to $4.34 per share.

Conference Call/Webcast Details
--------------------------------

Senior management will host a live conference call and real-time webcast today, May 11, 2006, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 6939841. The live webcast may be accessed via JCPenney's Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
-------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
----------------
Darcie Brossart or Quinton Crenshaw; (972)431-3400;
jcpcorpcomm@jcpenney.com


About JCPenney
--------------

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 151,000 associates. As of April 29, 2006, J. C. Penney Corporation, Inc. operated 1,021 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation's largest catalog merchant of general merchandise, and jcp.com is one of the largest apparel and home furnishings sites on the Internet. JCPenney refers to the Internet/catalog business as Direct.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, impact of changes in consumer credit payment terms, changes in management, retail industry consolidations, acts of terrorism or war, and government activity. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date. In addition, non-GAAP terms referenced, such as operating profit and free cash flow, are defined and presented in the Company's 2005 annual report on Form 10-K.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                                   (Unaudited)
                  (Amounts in millions except per share data)

                                                                              13 weeks ended
                                                                       -----------------------------

                                                                          April 29,        April 30,         Inc.
                                                                             2006             2005          (Dec.)
                                                                       -----------------------------    -----------
SALES INCREASES:
-----------------
Comparable department stores                                                  1.3%             2.8%
Direct                                                                        3.9%             5.4%

STATEMENTS OF OPERATIONS:
-------------------------
Total net sales                                                            $ 4,220          $ 4,118           2.5%
Gross margin                                                                 1,769            1,694           4.4%
Selling, general and administrative (SG&A) expenses                          1,400            1,386           1.0%
                                                                       ------------     ------------
Operating profit                                                               369              308          19.8%
Net interest expense                                                            34               49         (30.6)%
Bond premiums and unamortized costs                                              -               13            N/A
Real estate and other (income)                                                 (13)             (22)           N/A
                                                                       ------------     ------------
Income from continuing operations
   before income taxes                                                         348              268          29.9%
Income tax expense                                                             135               97          39.2%
                                                                       ------------     ------------
Income from continuing operations                                            $ 213            $ 171          24.6%
                                                                       ------------     ------------
Discontinued operations, net of income tax (benefit)
    of $(2) and $-                                                              (3)               1            N/A
                                                                       ------------     ------------
Net income                                                                 $   210          $   172          22.1%
                                                                       ============     ============
Earnings per share from continuing
   operations - diluted                                                    $  0.90          $  0.62          45.2%
Earnings per share - diluted                                               $  0.89          $  0.63          41.3%

FINANCIAL DATA:
---------------
Ratios as a % of sales:
       Gross margin                                                           41.9%            41.1%
       SG&A expenses                                                          33.2%            33.6%
       Operating profit                                                        8.7%             7.5%
Depreciation and amortization                                              $    88          $    87
Effective income tax rate for continuing operations                          38.8%             36.2%

COMMON SHARES DATA:
-------------------
Outstanding shares at end of period                                          234.6            266.6
Average shares outstanding (basic shares)                                    233.7            271.3
Average shares used for diluted EPS                                          236.3            274.0
Shares repurchased                                                               -              7.7
Total cost of shares repurchased                                           $     -          $   360

                           J. C. PENNEY COMPANY, INC.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Amounts in millions)

                                                                          April 29,        April 30,
SUMMARY BALANCE SHEETS:                                                      2006             2005
-------------------------
                                                                       ------------     ------------
Cash and short-term investments                                            $ 2,791         $  4,115
Merchandise inventory (net of LIFO reserves of $24 and $25)                  3,355            3,258
Other current assets                                                           450              446
Property and equipment, net                                                  3,787            3,574
Other assets                                                                 1,995            2,017
Assets of discontinued operations                                                -              289
                                                                       ------------     ------------
       Total assets                                                        $12,378         $ 13,699
                                                                       ============     ============
Accounts payable and accrued expenses                                      $ 2,424         $  2,559
Short-term debt                                                                  -               72
Current maturities of long-term debt                                           345              264
Current income taxes, payable and deferred                                       -              102
Long-term debt                                                               3,116            3,461
Long-term deferred taxes                                                     1,277            1,320
Other liabilities                                                              967            1,031
Liabilities of discontinued operations                                           -              128
                                                                       ------------     ------------
       Total liabilities                                                     8,129            8,937
Stockholders' equity                                                         4,249            4,762
                                                                       ------------     ------------
      Total liabilities and stockholders' equity                          $12,378         $ 13,699
                                                                       ============     ============



                                                                              13 weeks ended
                                                                       -----------------------------

                                                                          April 29,        April 30,
SUMMARY STATEMENTS OF CASH FLOWS:                                            2006             2005
---------------------------------                                      ------------     ------------

Net cash (used in)/provided by:
       Total operating activities                                          $  (119) *       $    34  *
       Investing activities:
          Capital expenditures                                                (126) *           (97) *
          Proceeds from sale of assets                                           5  *            16  *
                                                                       ------------     ------------

       Total investing activities                                             (121)             (81)
       Financing activities:
          Change in debt                                                        (3)            (138)
          Stock repurchase program                                               -             (318)
          Other changes in stock                                                54               75
          Dividends paid                                                       (29) *           (35) *
                                                                       ------------     ------------
       Total financing activities                                               22             (416)
Cash (paid) for discontinued operations                                         (7)             (71)
                                                                       ------------     ------------
Net (decrease) in cash and short-term investments                             (225)            (534)
Cash and short-term investments at beginning of period                       3,016            4,649
                                                                       ------------     ------------
Cash and short-term investments at end of period                           $ 2,791          $ 4,115
                                                                       ============     ============

* Component of free cash flow, a non-GAAP measure. Free cash flow was $(269) million and $(82) million for the 13 weeks ended April 29, 2006 and April 30, 2005, respectively.

                                                                    Exhibit 99.2

                 Glossary of Certain Non-GAAP Financial Measures


Free  Cash  Flow  from  Continuing  Operations  -  cash  provided  by  operating
-----------------------------------------------
activities from continuing operations less dividends and capital expenditures, net of proceeds from the sale of assets. Management believes free cash flow from continuing operations is important in evaluating the Company's financial performance and measuring the ability to generate cash without incurring additional external financing. Positive free cash flow generated by a company indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative free cash flow indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities.

Operating  Profit/Earnings  Before Interest and Taxes (EBIT) - represents  gross
-------------------------------------------------------------
margin less selling, general and administrative expenses, and is the key measurement on which management evaluates the financial performance of the retail operations. Operating profit/EBIT excludes net interest expense, bond premiums and unamortized costs and real estate and other. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from continuing operations before income taxes.